Exhibit 10.6

ARCONIC CORPORATION

SPECIAL RETENTION AWARD AGREEMENT

Grant Date: _________, 20___

The terms and conditions of this Global Special Retention Award Agreement, including Appendices A and B attached hereto, (the “Award Agreement”) are authorized by the Compensation and Benefits Committee of the Board. The special retention award (“Special Retention Award”) is granted to the Participant under the Arconic Corporation 2020 Stock Incentive Plan, as amended and restated and as may be further amended from time to time (the “Plan”).

Terms that are defined in the Plan have the same meanings in the Award Agreement.

NOTE: To avoid cancellation of the Special Retention Award, the Participant must affirmatively accept the Award and the terms of this Award Agreement within 6 months of the grant date, as set forth in paragraph 30 of the Award Agreement.

General Terms and Conditions

1. The Special Retention Awards are subject to the provisions of the Plan and the provisions of the Award Agreement. If the Plan and the Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and the Award Agreement by the Committee are binding on the Participant and the Company. A Special Retention Award is an undertaking by the Company to issue the number of Shares indicated in the notice of the Special Retention Award on the date the Special Retention Award vests, subject to the fulfillment of certain conditions, except to the extent otherwise provided in the Plan or herein.

Vesting and Payment

2. The Special Retention Award vests ________________________________ and will be paid to the Participant in Shares on the vesting date or within 90 days thereafter.

3. As a condition to a Special Retention Award vesting, a Participant must remain an active employee of the Company or a Subsidiary through the date of vesting. Except as provided in paragraph 5, if a Participant’s employment with the Company (including its Subsidiaries) is terminated prior to the vesting date of the Special Retention Award, the Special Retention Award is forfeited and is automatically canceled.

4. Special Retention Awards will be paid by the issuance to the Participant of Shares covered by the Special Retention Award. Prior to issuance of the Shares, the Participant has no voting rights or dividend rights. Dividend equivalents will accrue on Special Retention Awards, unless the Committee determines that no dividend equivalents may be accrued or paid. Dividend equivalents that accrue on Special Retention Awards will be equal to the common stock dividend per Share payable on the Company’s common stock multiplied by the number of Shares covered by the Special Retention Award. Notwithstanding any provision herein to the contrary, no dividends or dividend equivalents will be paid on Special Retention Awards that have not vested.

5. The following are exceptions to the vesting rules:

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Involuntary Termination without Cause: An unvested Special Retention Award held by a Participant who is involuntarily terminated without Cause (as defined below) from employment with the Company or a Subsidiary during the vesting period is not forfeited in whole but only in part upon termination of employment. The portion of the Special Retention Award that is not forfeited vests on the original stated vesting date set forth in paragraph 2 and is calculated based on a proportionate share of the time during the vesting period that the Participant remained actively employed with the Company or a Subsidiary, with the remaining portion being automatically forfeited. The proportionate share is computed on the basis of the actual number of days actively employed after the date of grant over a total vesting period of three years of 365 days each (or a total vesting period of 1,095 days), with any fractional share amount rounded down to the nearest whole Share. For example, a Participant who is involuntarily terminated without Cause from employment with the Company (or a Subsidiary) at the end of the first year of the three-year vesting period will receive one-third of the Shares upon vesting, with the remaining two-thirds of the Shares being automatically forfeited upon termination.

For this purpose, “Cause” means (i) the willful failure by the Participant to perform the Participant’s material duties with the Company or the Subsidiary that employs the Participant (the “Employer”), or to comply with the material lawful directives of the Company or the Employer, that has not been cured within thirty (30) days after a written demand for performance is delivered to the Participant by the Company, unless the Company determines in its discretion that the failure is not capable of cure; (ii) any willful conduct by the Participant which is injurious to, or adverse to the best interests of, the Company or any Affiliate, monetarily, or otherwise, including, but not limited to, its reputation or standing in its industry; (iii) any act or acts of fraud, misappropriation, theft or embezzlement on the Participant’s part which result in or are intended to result in the Participant’s or another’s personal enrichment at the expense of the Company or its Affiliates; (iv) the Participant’s conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state or comparable crime under the laws of a jurisdiction outside the United States or the Participant’s conviction of any misdemeanor involving moral turpitude; or (v) the Participant’s material failure to abide by the Company’s Code of Conduct or other policies governing the conduct of employees of the Company, and, as applicable, any Affiliate. No act, or failure to act on the part of the Participant, shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company or an Affiliate.

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Death or Disability: An unvested Special Retention Award held by a Participant, who dies while an employee or who is permanently and totally disabled while an employee, is not forfeited but vests on the original stated vesting date set forth in paragraph 2.

A Participant is deemed to be permanently and totally disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. A Participant shall not be considered to be permanently and totally disabled unless the Participant furnishes proof of the existence thereof in such form and manner, and at such times, as the Company may require. In the event of a dispute, the determination whether a Participant is permanently and totally disabled will be made by the Committee or its delegate.

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Change in Control: A Special Retention Award vests if a Replacement Award is not provided following certain Change in Control events, as described in the Plan. If the Change in Control qualifies as a “change in control event” within the meaning of Treas. Reg. § 1.409A-

3(i)(5), the vested Special Retention Award will be paid to the Participant within 30 days following the Change in Control. If the Change in Control does not so qualify, the vested Special Retention Award will be paid to the Participant on the original stated vesting date set forth in paragraph 2.

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Termination Following Change in Control: As further described in the Plan, if a Replacement Award is provided following a Change in Control, but within 24 months of such Change in Control the Participant’s employment is terminated without Cause (as defined in the Company’s Change in Control Severance Plan) or by the Participant for Good Reason (as defined in the Company’s Change in Control Severance Plan), the Replacement Award will vest and will be paid to the Participant on the original stated vesting date set forth in paragraph 2.

Taxes

6. All taxes required to be withheld under applicable tax laws in connection with a Special Retention Award must be paid by the Participant at the appropriate time under applicable tax laws. The Company may satisfy applicable tax withholding obligations by any of the means set forth in Section 15(l) of the Plan, but will generally withhold from the Shares to be issued upon settlement of the Special Retention Award that number of Shares with a fair market value on the vesting date equal to the taxes required to be withheld at the minimum required rates or, to the extent permitted under applicable accounting principles, at up to the maximum individual tax rate for the applicable tax jurisdiction, which include, for Participants subject to taxation in the United States, applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes. Notwithstanding the foregoing, if the Participant is subject to the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934, as amended, the Company will withhold Shares from the Shares to be issued upon settlement of the Special Retention Award, as described herein, and will not use the other means set forth in the Plan unless pursuant to an election by the Participant or in the event that withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences. Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the Special Retention Award to vest prior to the stated vesting date set forth in paragraph 2 in order to satisfy any Tax-Related Items that arise prior to the date of settlement of the Special Retention Award; provided that to the extent necessary to avoid a prohibited distribution under Section 409A of the Code, the portion of the Special Retention Award so accelerated and settled shall be with respect to a number of Shares with a value that does not exceed the liability for such Tax-Related Items.

Beneficiaries

7. If permitted by the Company, Participants will be entitled to designate one or more beneficiaries to receive all Special Retention Awards at the time of death of the Participant. All beneficiary designations must be made on the Fidelity Stock Plan Services Beneficiary Designation Form which is available on Fidelity NetBenefits® website https://nb.fidelity.com/.

8. Beneficiary designations on the approved form will be effective at the time processed by Fidelity Investments. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.

9. A Participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.

10. The failure of any Participant to obtain any recommended signature on the form will not prohibit the Company from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Special Retention Award prior to the death of the Participant who designated such beneficiary.

11. Unless the Participant indicates on the form that a named beneficiary is to receive Special Retention Awards only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled to share equally in the Special Retention Awards. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Special Retention Awards.

12. Should a beneficiary die after the Participant but before the Special Retention Award is paid, such beneficiary’s rights and interest in the Special Retention Award will be transferable by the beneficiary’s last will and testament or by the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in a Special Retention Award, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the beneficiary designation form, beneficiaries designated by class (such as “children,” “grandchildren,” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”

13. If a Participant does not designate a beneficiary or if the Company does not permit a beneficiary designation, the Special Retention Award at the time of death of the Participant will be paid to the Participant’s legal heirs pursuant to the Participant’s last will and testament or by the laws of descent and distribution.

Adjustments

14. In the event of an Equity Restructuring, the Committee will equitably adjust the Special Retention Award as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to the Special Retention Award; and (ii) adjusting the terms and conditions of the Special Retention Award. The adjustments provided under this paragraph 14 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Committee will determine whether an adjustment is equitable.

Repayment/Forfeiture

15. Notwithstanding anything to the contrary herein, pursuant to Section 15(e) of the Plan the Committee has full power and authority, to the extent permitted by governing law, to determine that the Special Retention Award will be canceled or suspended at any time prior to a Change in Control: (i) if the Participant, without the consent of the Committee, while employed by the Company or a Subsidiary or after termination of such employment, becomes associated with, employed by, renders services to or owns any interest (other than an interest of up to 5% in a publicly traded company or any other nonsubstantial interest, as determined by the Committee) in any business that is in competition with the Company or any Subsidiary; (ii) in the event of the Participant’s willful engagement in conduct which is, or might reasonably be expected to be, injurious to the Company or any Affiliate, monetarily or otherwise, including, but not limited to, its reputation or standing in its industry; (iii) in the event of the Participant’s misconduct described in Section 15(f) of the Plan; or (iv) in order to comply with applicable laws as described in Section 15(h) of the Plan.

Further, as an additional condition of receiving the Special Retention Award, the Participant agrees that the Special Retention Award and any benefits or proceeds the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required (i) under the terms of the Company’s Compensation Recovery Policy, as it may be amended from time to time, and Section 15(f) of the Plan, (ii) under the terms of any other recoupment or “clawback” policy adopted by the Company to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements, as such policy may be amended from time to time (and such requirements shall be deemed incorporated into the Award Agreement without the Participant’s consent) or (iii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Further, if the Participant receives any amount in excess of what the Participant should have received under the terms of the Special Retention Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company.

Miscellaneous Provisions

16. Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in the Award Agreement, no Shares issuable upon payment of the Special Retention Awards, and no certificate representing all or any part of such Shares, shall be issued or delivered if, in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of, or to incur liability under, any securities law, or any rule, regulation or procedure of any U.S. national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company or a Subsidiary.

17. Non-Transferability. The Special Retention Award is non-transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

18. Shareholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares until the Special Retention Award shall have vested and been paid in the form of Shares in accordance with the provisions of the Award Agreement.

19. Notices. Any notice required or permitted under the Award Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or five days after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to the Participant at the address maintained for the Participant in the Company’s records or, in either case, as subsequently modified by written notice to the other party.

20. Severability and Judicial Modification. If any provision of the Award Agreement is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Agreement and all other provisions shall remain valid and enforceable.

21. Successors. The Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and the Participant and his or her heirs, beneficiaries, legatees and personal representatives, on the other hand.

22. Appendices. Notwithstanding any provisions in the Award Agreement, for Participants residing and/or working outside the United States, the Special Retention Award shall be subject to the additional terms and conditions set forth in Appendix A to the Award Agreement and to any special terms and conditions for the Participant’s country set forth in Appendix B to the Award Agreement. Moreover, if the Participant relocates outside the United States or relocates between the countries included in Appendix B, the additional terms and conditions set forth in Appendix A and the special terms and conditions for such country set forth in Appendix B will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices constitute part of the Award Agreement.

23. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Special Retention Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24. Compliance with Code Section 409A. It is intended that the Special Retention Award granted pursuant to the Award Agreement be compliant with Section 409A of the Code and the Award Agreement shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, the Award Agreement and the Plan may be amended at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Further, the Company and its Subsidiaries do not make any representation to the Participant that the Special Retention Award granted pursuant to the Award Agreement satisfies the requirements of Section 409A of the Code, and the Company and its Subsidiaries will have no liability or other obligation to indemnify or hold harmless the Participant or any other party for any tax, additional tax, interest or penalties that the Participant or any other party may incur in the event that any provision of the Award Agreement or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

25. Waiver. A waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other Participant.

26. No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

27. Governing Law; Dispute Resolution. As stated in the Plan, the Special Retention Award and the provisions of the Award Agreement and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware, United States of America, without reference to principles of conflict of laws, and construed accordingly. Any claim, dispute or controversy arising under or in connection with the Special Retention Award and the provisions of the Award Agreement, shall be settled exclusively by arbitration in Pittsburgh, Pennsylvania. All claims, disputes and controversies shall be submitted to the CPR Institute for Dispute Resolution (“CPR”) in accordance with the CPR’s rules then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. The claim, dispute or controversy shall be heard and decided by three (3) arbitrators selected from CPR’s employment panel. The arbitrators’ decision shall be final and binding on all parties. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

28. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

29. Entire Agreement. The Award Agreement and the Plan embody the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto.

Acceptance of Award

30. As permitted by Section 15(c) of the Plan, receipt of this Special Retention Award is subject to the Participant’s acceptance of the Award and the terms of this Award Agreement and the Plan through Fidelity NetBenefits® website https://nb.fidelity.com/ and/or through such other procedures as may be required by the Company (Participant’s “Acceptance”). To avoid forfeiture of the Award, the Participant must provide such Acceptance within 6 months of the grant date of the Award. The date as of which the Participant’s Special Retention Award shall be forfeited, if the Participant has not provided such Acceptance, will generally be set forth in the Participant’s account at Fidelity NetBenefits® website. If the Participant does not provide Acceptance within this 6 month period, the Award will be cancelled in accordance with any administrative procedures adopted under the Plan.

APPENDIX A

TO THE ARCONIC CORPORATION

2020 Stock Incentive Plan

Global Special Retention Award Agreement

For Non-U.S. Participants

This Appendix A contains additional (or, if so indicated, different) terms and conditions that govern the Special Retention Awards if the Participant resides and/or works outside of the United States. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Global Special Retention Award Agreement (the “Award Agreement”).

A. Termination. This provision supplements paragraph 3 of the Award Agreement.

The Company will determine when the Participant is no longer providing services for purposes of the Special Retention Awards (including whether the Participant may still be considered to be providing services while on a leave of absence).

B. Responsibility for Taxes. This provision replaces paragraph 6 of the Award Agreement (except if the Participant is subject to the short-swing profit rules of Section 16(b) of the Securities Exchange Act of 1934, as amended).

The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of these Special Retention Awards, including, but not limited to, the grant, vesting or settlement of Special Retention Awards, the subsequent sale of Shares acquired pursuant to the Special Retention Award and the receipt of any dividends or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the Special Retention Awards or any aspect of the Special Retention Awards to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant shall not make any claim against the Company, the Employer or any other Subsidiary, or their respective board, officers or employees related to Tax-Related Items arising from this Award. Furthermore, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) requiring a cash payment from the Participant; (ii) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, (iii) withholding from the proceeds of the sale of Shares acquired pursuant to the Special Retention Awards, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); (iv) withholding from the Shares subject to Special Retention Awards; and/or (v) any other method of withholding determined by the Company and permitted by applicable law.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the Share equivalent) or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the Participant is deemed, for tax purposes, to have been issued the full number of Shares subject to the vested Special Retention Awards, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

C. Nature of Award. In accepting the Special Retention Awards, the Participant acknowledges, understands and agrees that:

a. the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

b. this Special Retention Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Special Retention Awards, or benefits in lieu of Special Retention Awards, even if Special Retention Awards have been granted in the past;

c. all decisions with respect to future Special Retention Awards or other Awards, if any, will be at the sole discretion of the Company;

d. this Special Retention Award and the Participant’s participation in the Plan shall not create a right to, or be interpreted as forming or amending an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate the Participant’s employment contract (if any) at any time;

e. the Participant’s participation in the Plan is voluntary;

f. this Special Retention Award and the Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

g. this Special Retention Award and the Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

h. the future value of the Shares subject to the Special Retention Award is unknown, indeterminable and cannot be predicted with certainty;

i. unless otherwise agreed with the Company, Special Retention Awards and the Shares acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;

j. no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of this Special Retention Award resulting from termination of the Participant’s employment and/or service relationship (for any reason whatsoever and regardless of whether later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

k. unless otherwise provided in the Plan or by the Company in its discretion, this Special Retention Award and the benefits under the Plan evidenced by the Award Agreement do not create any entitlement to have this Special Retention Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

l. neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Special Retention Awards or of any amounts due to the Participant pursuant to the Special Retention Awards or the subsequent sale of any Shares acquired under the Plan.

D. Data Privacy. To participate in the Plan, the Participant will need to review the information provided in this paragraph and, where applicable, declare the Participant’s consent to the processing of personal data by Arconic Corporation and third parties noted below. Acceptance of the Award shall constitute Participant’s consent to the processing of personal data.

a. EEA+ Controller and Contact Information. If the Participant is based in the European Union (“EU”), the European Economic Area, Switzerland or, the United Kingdom (collectively “EEA+”), the Participant should note that Arconic Corporation, with its registered address at 201 Isabella Street, Suite 200, Pittsburgh, Pennsylvania 15212-5872, United States of America, is the controller responsible for the processing of the Participant’s personal data in connection with the Award Agreement and the Plan. Questions about the processing of personal data can be made to the Arconic Privacy Office at privacy@arconic.com.

b. Data Collection and Usage. In connection with the administration of the Plan, Arconic Corporation collects, processes, uses and transfers certain personally-identifiable information about the Participant, which may include the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport number or other identification number, salary, nationality, job title, details of all Awards or any other awards granted, canceled, exercised, settled, vested, unvested or outstanding in the Participant’s favor and additional similar or related data, which Arconic Corporation receives from the Participant or the entity that employs the Participant (“Personal Data”). Specifically, Arconic Corporation collects, processes and uses Personal Data for the purposes of performing its contractual obligations under this Award Agreement, implementing, administering and managing the Participant’s participation in the Plan and facilitating compliance with applicable tax and securities law.

If the Participant is based in the EEA+, the legal basis, where required, for the processing of Personal Data by Arconic Corporation is the necessity for Arconic Corporation to (i) perform its contractual obligations under this Agreement, (ii) comply with legal obligations established in the EEA+, and/or (iii) pursue the legitimate interest of complying with legal obligations established outside of the EEA+.

If the Participant is based outside of the EEA+, the legal basis, where required, for the processing of Data by Arconic Corporation is the Participant’s consent, as further described below.

c. Plan Administration Service Providers. Arconic Corporation may transfer Personal Data to Fidelity or other independent service providers that assist Arconic Corporation with the implementation, administration and management of the Plan (the “Plan Administrator”). The processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan.

d. International Data Transfers. Arconic Corporation and the Plan Administrator are based in the United States. The country where the Participant lives may have different data privacy laws and protections than the United States. In particular, the United States does not have the same level of protections for personal data as countries in the EEA+. The European Commission requires U.S. companies to protect personal data leaving the EEA+ by certifying compliance with the EU-U.S. privacy shield program or implementing other safeguards such as the Standard Contractual Clauses adopted by the EU Commission. Arconic Corporation is certified under the EU-U.S. privacy shield program.

If the Participant is based in the EEA+, Personal Data will be transferred from the EEA+ to Arconic Corporation based on the certification under the EU-U.S. privacy shield program. Personal Data will be transferred onward from Arconic Corporation to the Plan Administrator based on the Participant’s consent, as further described below.

If the Participant is based in a jurisdiction outside of the EEA+, Personal Data will be transferred from the Participant’s jurisdiction to Arconic Corporation and onward from Arconic Corporation to the Plan Administrator based on the Participant’s consent, as further described below.

e. Data Retention. Arconic Corporation will use Personal Data only as long as necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including tax and securities laws. When Arconic Corporation no longer needs Personal Data for any of these purposes, Arconic Corporation will remove it from its systems.

f. Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. The Participant may withdraw the Participant’s consent at any time, with future effect and for any or no reason. If the Participant does not consent, or if the Participant later seeks to withdraw the Participant’s consent, the Participant’s salary from or employment or service relationship with the Participant’s employer will not be affected. The only consequence of denying or withdrawing consent is that Arconic Corporation would not be able to grant Awards to the Participant under the Plan or administer or maintain the Participant’s participation in the Plan. If the Participant withdraws the Participant’s consent, Arconic Corporation will stop processing the Participant’s Personal Data for the purposes stated above unless to the extent necessary to comply with tax or other legal obligations in connection with Awards granted before the Participant withdrew the Participant’s consent.

g. Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Subject to the conditions set out in the applicable law and depending on where the Participant is based, such rights may include the right to (i) request access to, or copies of, Personal Data processed by Arconic Corporation, (ii) rectification of incorrect Personal Data, (iii) deletion of Personal Data, (iv) restrict the processing of Personal Data, (v) object to the processing of Personal Data for legitimate interests, (vi) portability of Personal Data, (vii) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact the Arconic Privacy Office at privacy@arconic.com.

h. Necessary Disclosure of Personal Data. The Participant understands that providing Arconic Corporation with Personal Data is necessary for the performance of this Award Agreement and that the Participant’s refusal to provide Personal Data would make it impossible for Arconic Corporation to perform its contractual obligations and would affect the Participant’s ability to participate in the Plan.

i. Declaration of Consent. By accepting the Participant’s Award, the Participant is declaring that the Participant unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s Personal Data, as described above and in any other grant materials, by and among, as applicable, the entity that employs the Participant, Arconic Corporation, any Subsidiary and any service provider involved in plan administration for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Arconic Privacy Office at privacy@arconic.com. If the Participant does not consent or later seek to revoke the Participant’s consent, the Participant’s employment status or service with the entity that employs the Participant will not be affected; the only consequence of refusing or withdrawing consent is that Arconic Corporation would not be able to grant the Award or any other equity award to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing consent will affect the Participant’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant should contact privacy@arconic.com.

E. Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of the Award Agreement. Furthermore, if the Participant has received the Award Agreement, or any other document related to this Special Retention Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

F. Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the broker’s country, or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell, or attempt to sell or otherwise dispose of Shares or rights to Shares (e.g., Special Retention Awards) or rights linked to the value of Shares, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by applicable laws or regulations in the applicable jurisdictions, including the United States and the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should consult his or her personal advisor on this matter.

G. Foreign Asset/Account Reporting Requirements, Exchange Controls and Tax Requirements. The Participant acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside his or her country. The Participant understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with all such requirements, and that the Participant should consult his or her personal legal and tax advisors, as applicable, to ensure the Participant’s compliance.

APPENDIX B

TO THE ARCONIC CORPORATION

2020 Stock Incentive Plan

Global Special Retention Award Agreement

For Non-U.S. Participants

Capitalized terms used but not defined in this Appendix B have the meanings set forth in the Plan and the Global Special Retention Award Agreement (the “Award Agreement”).

Terms and Conditions

This Appendix B includes special terms and conditions that govern Special Retention Awards if the Participant resides and/or works in one of the countries listed below.

If the Participant is a citizen or resident of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers to another country after the grant of Special Retention Awards or is considered a resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to the Participant.

Notifications

This Appendix B also includes information regarding exchange controls, tax and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of April 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the country in which the Participant currently works and/or resides, or if the Participant transfers to another country after the grant of the Special Retention Award, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner.

CANADA

Terms and Conditions

Award Settled Only in Shares. Notwithstanding any discretion in the Plan, the Special Retention Award shall be settled in Shares only. The Participant is not entitled to receive a cash payment pursuant to the Award.

Termination of Service. The following provision replaces paragraph A “Termination” of Appendix A:

For purposes of the Special Retention Award, in the event of termination of the Participant’s employment relationship (whether or not in breach of local labor laws), the Participant’s right to receive a Special Retention Award and vest in the Special Retention Award under the Plan, if any, will terminate effective as of the earlier of (i) the date upon which the Participant is no longer actively employed or (ii) the date upon which the Participant receives written notice of termination from the Company or the Employer. The Company shall have the exclusive discretion to determine when the Participant is no longer actively employed or when the Participant has received notice of such termination for purposes of the Special Retention Award. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the Special Retention Award under the Plan, if any, will terminate effective as of the last day of the Participant’s minimum statutory notice period, but the Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Participant’s statutory notice period, nor will the Participant be entitled to any compensation for lost vesting.

The Following Provisions Apply for Participants Resident in Quebec:

Consent to Receive Information in English. The Participant acknowledges that it is the express wish of the parties that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be written in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de Conditions d’attribution, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Authorization to Release and Transfer Necessary Personal Information. The following provision supplements paragraph D “Data Privacy” of Appendix A:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any Subsidiary to record such information and to keep such information in the Participant’s Employee file.

Notifications

Securities Law Information. The Participant acknowledges that he or she is permitted to sell the Shares acquired under the Plan through the designated broker appointed by the Company, provided the sale of the Shares takes place outside of Canada through facilities of a stock exchange on which the Shares are listed (i.e., the NYSE).

Foreign Asset/Account Reporting Information. Canadian residents are required to report to the tax authorities certain foreign property (including Special Retention Awards) on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. Special Retention Awards must be reported—generally at a nil cost—if the C$100,000 cost threshold is exceeded because of other foreign property the Participant holds. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at vesting, but if the Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The Participant should consult with his or her personal legal advisor to ensure compliance with applicable reporting obligations.

CHINA

Terms and Conditions

The following terms and conditions will apply to Participants who are subject to exchange control restrictions and regulations in the People’s Republic of China (“the PRC”), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:

Award Conditioned on Satisfaction of Regulatory Obligations. Notwithstanding anything to the contrary in the Award Agreement, settlement of the Special Retention Award is conditioned on the Company’s obtaining a registration of the Plan with SAFE and on the continued effectiveness of such registration (the “SAFE Registration Requirement”). If, for any reason, the Company does not complete or maintain such registration, no Shares subject to the Special Retention Award for which a registration is not completed or maintained shall be issued. In this case, the Company retains the discretion to settle any Special Retention Awards for which the vesting conditions, but not the SAFE Registration Requirement, have been met in cash paid through local payroll in an amount equal to the market value of the Shares subject to the Special Retention Award less any Tax-Related Items.

Shares Must Remain With Company’s Designated Broker. To the extent that the Participant receives any Shares upon settlement of the Special Retention Award, the Participant must hold such Shares with the Company’s designated broker until the Shares are sold. The limitation shall apply to all Shares issued to the Participant under the Plan, whether or not the Participant remains employed with the Company or its Subsidiaries.

Forced Sale of Shares. To the extent that the Participant receives any Shares upon settlement of the Special Retention Award, the Company has the discretion to arrange for the sale of such Shares either immediately upon settlement or at any time thereafter. In any event, if the Participant’s employment is terminated, the Participant will be required to sell all Shares acquired upon settlement of the Special Retention Award within such time period as required by the Company in accordance with SAFE requirements. Any Shares remaining in the Participant’s brokerage account at the end of this period shall be sold by the broker (on behalf of the Participant and the Participant hereby authorizes such sale). The Participant agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated broker) to effectuate the sale of Shares (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. The Participant acknowledges that neither the Company nor the designated broker is under any obligation to arrange for the sale of Shares at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Participant in accordance with applicable exchange control laws and regulations.

Exchange Control Restrictions. To the extent that the Participant receives any Shares upon settlement of the Special Retention Award, the Participant understands and agrees that the Participant will be required to immediately repatriate to China the proceeds from the sale of such Shares and any cash dividends paid on such Shares. The Participant further understands that such repatriation of proceeds may need to be effected through a special bank account established by the Company (or a Subsidiary), and the Participant hereby consents and agrees that any sale proceeds and cash dividends may be transferred to such special account by the Company (or a Subsidiary) on the Participant’s behalf prior to being delivered to the Participant and that no interest shall be paid with respect to funds held in such account.

Any proceeds from the sale of Shares may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Participant in U.S. dollars, Participant understands that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to the Participant in local currency, the Participant acknowledges that the Company (or its Subsidiaries) are under no obligation to secure any particular exchange conversion rate and that the Company (or its Subsidiaries) may face delays in converting the proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the net proceeds are converted into local currency and distributed to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Administration. The Company (or its Subsidiaries) shall not be liable for any costs, fees, lost interest or dividends or other losses that the Participant may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan, the Award Agreement, the Award in accordance with any applicable laws, rules, regulations and requirements.

Notifications

Exchange Control Information. Chinese residents may be required to report to SAFE all details of their foreign financial assets and liabilities (including Shares acquired under the Plan), as well as details of any economic transactions conducted with non-Chinese residents.

FRANCE

Terms and Conditions

Language Consent. By accepting the Special Retention Award and the Award Agreement, which provides for the terms and conditions of the Special Retention Award, the Participant confirms having read and understood the documents relating to this Award (the Plan and the Award Agreement, including the Appendices) which were provided to the Participant in English. The Participant accepts the terms of those documents accordingly.

En acceptant l’Attribution d’Actions Attribuées et ce Contrat d’Attribution qui contient les termes et conditions des Actions Attribuées, le Participant confirme avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat d’Attribution, ainsi que les Annexes) qui ont été transmis au Participant en langue anglaise. Le Participant accepte ainsi les conditions et termes de ces documents.

Notifications

Tax Information. The Special Retention Awards are not intended to be French tax-qualified awards.

Foreign Asset/Account Reporting Information. French residents are required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing their annual tax returns. Further, French residents with foreign account balances exceeding prescribed amounts may have additional monthly reporting requirements. The Participant should consult his or her personal advisor to ensure compliance with applicable reporting obligations. Failure to complete this reporting triggers penalties for the resident.

GERMANY

Notifications

Exchange Control Information. If the Participant receives cross-border payments in excess of €12,500 in connection with the sale of securities (including Shares acquired under the Plan) or the receipt of any dividends or dividend equivalent payments, such payment must be reported monthly to the German Federal Bank (Bundesbank). The Participant is responsible for the reporting obligation and should file the report electronically by the fifth day of the month following the month in which the payment is made. A copy of the report (“Allgemeines Meldeportal Statistik”) can be accessed via Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

Foreign Asset/Account Reporting Information. If the Participant’s acquisition of Shares under the Plan leads to a so-called qualified participation at any point during the calendar year, the Participant will need to report the acquisition when he or she files a tax return for the relevant year. A qualified participation is attained if (i) the value of the Shares acquired exceeds €150,000, or (ii) in the unlikely event the Participant holds Shares exceeding 10% of the Company’s total common stock.

HUNGARY

There are no country-specific provisions.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the Award, the Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Appendix B, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix B.

The Participant further acknowledges that he or she has read and specifically and expressly approves the following paragraphs of the Award Agreement: paragraph 27 (“Governing Law; Dispute Resolution”) of the

Award Agreement; paragraph B (“Responsibility for Taxes”), paragraph C (“Nature of Award”), paragraph D (“Data Privacy”), and paragraph E (“Language”) of Appendix A to the Award Agreement.

Notifications

Foreign Asset/Account Reporting Information. If the Participant is an Italian resident and, during any fiscal year, holds investments or financial assets outside of Italy (e.g., cash, Shares) which may generate income taxable in Italy (or if the Participant is the beneficial owner of such an investment or asset even if the Participant does not directly hold the investment or asset), the Participant is required to report such investments or assets on his or her annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Participant is not required to file a tax return).

NETHERLANDS

There are no country-specific provisions.

RUSSIA

Terms and Conditions

U.S. Transaction.

The Participant understands that the grant of the Special Retention Award is a right to receive Shares if certain conditions are met, the offer is made by the Company in the United States and this Agreement is governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. Upon vesting of the Special Retention Award, any Shares to be issued to the Participant shall be delivered to the Participant through a brokerage account in the United States. The Participant is not permitted to sell Shares directly to other Russian legal entities or residents.

Notifications

Exchange Control Information.

All restrictions on the payment of funds by non-residents into a Russian resident’s declared foreign brokerage account, including dividends and proceeds from the sale of Shares, have been abolished as of January 1, 2020. The Participant can receive, hold and remit dividends and proceeds from the sale of Shares acquired under the Plan into and out of the Participant’s brokerage account without any requirement to first repatriate such funds to an authorized bank in Russia. The Participant should be aware that the rules related to foreign bank accounts are different and that, pursuant to changes effective December 2, 2019 (with retroactive effect to January 1, 2018), certain restrictions with respect to payments by non-residents into a Russian currency resident’s foreign bank account will continue to apply where the foreign bank account is located in the U.S. The Participant should contact his or her personal advisor to confirm the application of the exchange control restrictions prior to vesting in the Restricted Stare Units and selling Shares as significant penalties may apply in case of non-compliance with the exchange control restrictions and such exchange control restrictions are subject to change.

Foreign Asset/Account Reporting Information.

Russian residents are required to report the opening, closing or change of details of any foreign bank account to the Russian tax authorities within one month of opening, closing or change of details of such account. Russian residents also are required to report (i) the beginning and ending balances in such a foreign bank account each year and (ii) transactions related to such a foreign account during the year to the Russian tax authorities, on or before June 1 of the following year. For example, the relevant form for 2019 is due on or before June 1, 2020. The tax authorities can require the Participant to provide appropriate supporting documents related to transactions in a foreign bank account. Starting January 1, 2020, the Participant will also be required to report his or her foreign brokerage accounts and foreign accounts with other financial institutions (financial market organizations). Certain specific exceptions from the reporting requirements may apply. The Participant should consult with his or her personal legal advisor to determine the application of these reporting requirements to any account opened in connection with his or her participation in the Plan.

Securities Law Information.

The grant of the Special Retention Award and the distribution of the Plan and all other materials the Participant may receive regarding participation in the Plan do not constitute an offering or the advertising of securities in Russia. The issuance of Shares pursuant to the Plan has not and will not be registered in Russia and, therefore, the Shares may not be used for an offering or public circulation in Russia. In no event will Shares be delivered to the Participant in Russia; all Shares acquired under the Plan will be maintained on the Participant’s behalf in the United States.

Data Privacy Acknowledgement.

The Participant hereby acknowledges that he or she has read and understands the terms regarding collection, processing and transfer of Data contained in Appendix A to the Award Agreement and by participating in the Plan, the Participant agrees to such terms. In this regard, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form to the Company or the Employer (or any other agreements or consents that may be required by the Company or the Employer) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws of Russia, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such consent or agreement.

Labor Law Information.

If the Participant continues to hold Shares after involuntary termination, the Participant may not be eligible to receive unemployment benefits in Russia.

Anti-Corruption Legislation Information.

Individuals holding public office in Russia, as well as their spouses and dependent children, may be prohibited from opening or maintaining a foreign brokerage or bank account and holding any securities, whether acquired directly or indirectly, in a foreign company (including Shares acquired under the Plan). The Participant is strongly advised to consult with his or her personal legal advisor to determine whether the restriction applies to the Participant.

SPAIN

Terms and Conditions

No Entitlement for Claims or Compensation. The following provisions supplement paragraph A “Termination” of Appendix A.

By accepting the Special Retention Award, the Participant consents to participation in the Plan and acknowledges that Participant has received a copy of the Plan acknowledges that the Participant has read and specifically accepts the vesting and termination conditions in the Award Agreement.

The Participant understands and agrees that, as a condition of the grant of the Special Retention Award, if the Participant’s employment terminates, unless otherwise provided in the Award Agreement or by the Company, that the Participant will not be entitled to continue vesting in any RSUs upon cessation of the Participant’s employment or service and any unvested Special Retention Awards shall be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Special Retention Awards under the Plan to individuals who may be Employees of the Company or a Subsidiary. The decision is limited and entered into based upon the express assumption and condition that any Special Retention Award will not economically or otherwise bind the Company or any Subsidiary, including the Employer, on an ongoing basis, other than as expressly set forth in the Award Agreement. Consequently, the Participant understands that the Special Retention Awards are granted on the assumption and condition that the Special Retention Awards shall not become part of any employment or service agreement (whether with the Company or any Subsidiary, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of Special Retention Awards, which is gratuitous and discretionary, since the future value of the Special Retention Awards and the underlying Shares is unknown and unpredictable. The Participant also understands that the grant of Special Retention Awards would not be made but for the assumptions and conditions set forth hereinabove; thus, the Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the Special Retention Award and any right to the underlying Shares shall be null and void.

Notifications

Securities Law Information. A Special Retention Award is not considered to be a security under Spanish law. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory with respect to the Special Retention Awards. No public offering prospectus has been nor will be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission) (“CNMV”). Neither the Plan nor the Award Agreement constitute a public offering prospectus and they have not been, nor will they be, registered with the CNMV.

Exchange Control Information. To participate in the Plan, the Participant must comply with exchange control regulations in Spain. The acquisition of Shares upon vesting of the Special Retention Awards and subsequent sales of Shares must be declared for statistical purposes to the Dirección General de Comercio

e Inversiones (the “DGCI”). Because the Participant will not purchase or sell the Shares through the use of a Spanish financial institution, the Participant must make the declaration himself or herself by filing a Form D-6 with the DGCI. Generally, the Form D-6 must be filed each January while the Shares are owned. In addition, the sale of Shares must also be declared on Form D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold, in which case, the filing is due within one month after the sale.

In addition, the Participant may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Shares made to the Participant by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year.

Foreign Asset/Account Reporting Information. The Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.

Further, to the extent that the Participant holds Shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31, the Participant will be required to report information on such assets on his or her tax return (tax form 720) for such year. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than €20,000 or if the Participant sells or otherwise disposes of any previously-reported Shares or accounts.

SWITZERLAND

Notifications

Securities Law Information. Because the offer of the Special Retention Awards is considered a private offering in Switzerland; it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Special Retention Awards (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or one of its subsidiaries or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following supplements paragraph B “Responsibility for Taxes” of Appendix A:

Without limitation to paragraph B “Responsibility for Taxes” of Appendix A, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will have to pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a Director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934), the Participant may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Participant, as it may be considered a loan. In this case, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and employee National Insurance contributions (“NICs”) may be payable. The Participant agrees to report and pay any income tax due on this additional benefit directly to HMRC under the self-assessment regime and to pay the Employer for the value of the employee NICs due on this additional benefit, which the Company or the Employer may recover from the Participant by any of the means referred to in the Award Agreement, including the Appendices.